Exhibit 4.2

Execution Version

FIRST SUPPLEMENTAL INDENTURE

between

CĪON INVESTMENT CORPORATION

and

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee

Dated as of October 3, 2024

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of October 3, 2024, is between CĪON Investment Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”). All capitalized terms used herein shall have the meaning set forth in the Base Indenture (as defined below).

RECITALS OF THE COMPANY

The Company and the Trustee executed and delivered an Indenture, dated as of October 3, 2024 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness (the “Securities”), to be issued in one or more series as provided in the Base Indenture.

The Company desires to initially issue and sell up to $150,000,000 aggregate principal amount (or up to $172,500,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional 2029 Notes (as defined below) is exercised in full) of the Company’s 7.50% Notes due 2029 (the “2029 Notes”).

Sections 9.01(4) and 9.01(6) of the Base Indenture provide that, without the consent of Holders of the Securities of any series issued under the Indenture, the Company, when authorized by or pursuant to a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture to (i) change or eliminate any of the provisions of the Indenture when there is no Security Outstanding of any series created prior to the execution of a supplemental indenture that is entitled to the benefit of such provision and (ii) establish the form or terms of Securities of any series as permitted by Section 2.01 and Section 3.01 of the Base Indenture.

The Company desires to establish the form and terms of the 2029 Notes and to modify, alter, supplement and change certain provisions of the Base Indenture for the benefit of the Holders of the 2029 Notes (except as may be provided in a future supplemental indenture to the Indenture (a “Future Supplemental Indenture”)).

The Company has duly authorized the execution and delivery of this First Supplemental Indenture to provide for the issuance of the 2029 Notes and all acts and things necessary to make this First Supplemental Indenture a valid, binding, and legal obligation of the Company and to constitute a valid agreement of the Company, in accordance with its terms, have been done and performed.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the 2029 Notes by the Holders thereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the 2029 Notes, as follows:

ARTICLE I
TERMS OF THE 2029 NOTES

Section 1.01. Terms of the 2029 Notes. The following terms relating to the 2029 Notes are hereby established:

(a) The 2029 Notes shall constitute a series of Securities having the title “7.50% Notes due 2029” and shall be designated as “Senior Securities” under the Indenture. The 2029 Notes shall bear a CUSIP number of 17259U 303 and an ISIN number of US17259U3032.

(b) The aggregate principal amount of the 2029 Notes that may be initially authenticated and delivered under the Indenture (except for 2029 Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other 2029 Notes pursuant to Sections 3.04, 3.05, 3.06, 9.06 or 11.07 of the Base Indenture) shall be $150,000,000 aggregate principal amount (or up to $172,500,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional 2029 Notes is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or a Future Supplemental Indenture, the Company may from time to time, without the consent of the Holders of 2029 Notes, issue additional 2029 Notes (in any such case, “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the 2029 Notes initially issued; provided that such Additional Notes must be part of the same issue as the 2029 Notes for U.S. federal income tax purposes if represented by the same CUSIP number as the 2029 Notes. Any Additional Notes and the existing 2029 Notes shall constitute a single series under the Indenture, and all references to the relevant 2029 Notes herein shall include the Additional Notes unless the context otherwise requires.

(c) The entire outstanding principal of the 2029 Notes shall be payable on December 30, 2029 unless earlier redeemed or repurchased in accordance with the provisions of the Indenture.

(d) The rate at which the 2029 Notes shall bear interest shall be 7.50% per annum. The date from which interest shall accrue on the 2029 Notes shall be October 3, 2024, or the most recent Interest Payment Date to which interest has been paid or provided for; the Interest Payment Dates for the 2029 Notes shall be March 30, June 30, September 30 and December 30 of each year, commencing December 30, 2024 (provided that, if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment); the initial interest period shall be the period from and including October 3, 2024 (or the most recent Interest Payment Date to which interest has been paid or provided for), to, but excluding, the initial Interest Payment Date, and the subsequent interest periods shall be the periods from and including an Interest Payment Date to, but excluding, the next Interest Payment Date or the Stated Maturity, as the case may be; the interest so payable, and punctually paid or duly provided for, on any Interest Payment Date, shall be paid to the Person in whose name the 2029 Note (or one or more predecessor 2029 Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Payment of principal of (and premium, if any) and any such interest on the 2029 Notes shall be made at the Corporate Trust Office of the Trustee in St. Paul, Minnesota in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Interest on the 2029 Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

(e) The 2029 Notes shall be initially issuable in global form (each such 2029 Note, a “Global Note”). The Global Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A to this First Supplemental Indenture. Each Global Note shall represent the outstanding 2029 Notes as shall be specified therein and each shall provide that it shall represent the aggregate amount of outstanding 2029 Notes from time to time endorsed thereon and that the aggregate amount of outstanding 2029 Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding 2029 Notes represented thereby shall be made by the Trustee or the Security Registrar, in accordance with Sections 2.03 and 3.05 of the Base Indenture.

(f) The depository for such Global Notes (the “Depository”) shall be The Depository Trust Company, New York, New York. The Security Registrar with respect to the Global Notes shall be the Trustee.

(g) The 2029 Notes shall be defeasible pursuant to Section 14.02 or Section 14.03 of the Base Indenture. Covenant defeasance contained in Section 14.03 of the Base Indenture shall apply to the covenants contained in Sections 10.07, 10.08, and 10.09 of the Indenture.

(h) The 2029 Notes shall be redeemable pursuant to Section 11.01 of the Base Indenture and as follows:

(i)	The 2029 Notes shall be redeemable in whole or in part at any time or from time to time, at the option of the Company, on or after December 30, 2026, at a redemption price of $25 per 2029 Note plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

(ii)	Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the 2029 Notes to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

(iii)	Any exercise of the Company’s option to redeem the 2029 Notes shall be done in compliance with the Investment Company Act.

(iv)	If the Company elects to redeem only a portion of the 2029 Notes, the Trustee shall determine the method for selecting the particular 2029 Notes to be redeemed, in accordance with Section 11.03 of the Base Indenture and the Investment Company Act.

(v)	Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the 2029 Notes called for redemption hereunder.

(vi)	The 2029 Notes shall not be subject to any sinking fund pursuant to Section 12.01 of the Base Indenture.

(j) The 2029 Notes shall be issuable in denominations of $25 and integral multiples of $25 in excess thereof.

(k) Holders of the 2029 Notes shall not have the option to have the 2029 Notes repaid prior to the Stated Maturity.

ARTICLE II
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article I of the Base Indenture shall be amended by adding or amending and restating, as applicable, the following defined terms to Section 1.01 thereof in appropriate alphabetical sequence, as follows:

“‘Business Day’, when used with respect to any Place of Payment or any other particular location referred to in this Indenture or in the Securities, means, each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York City [and St. Paul, Minnesota] are authorized or obligated by law or executive order to close.”

“‘Code’ means the Internal Revenue Code of 1986, as amended.”

“‘GAAP’ means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.”

“‘Investment Company Act’ means the Investment Company Act of 1940, as amended, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable, and any statute successor thereto.”

“‘Significant Subsidiary’ means any direct or indirect Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X under the Exchange Act (but excluding any Subsidiary which is (a) a non-recourse or limited recourse Subsidiary, (b) a bankruptcy remote special purpose vehicle or (c) is not consolidated with the Company for purposes of GAAP).”

ARTICLE III
SATISFACTION AND DISCHARGE

Section 3.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 4.01 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:

“(2) the Company has irrevocably paid or caused to be irrevocably paid all other sums payable hereunder by the Company, including sums payable to the Trustee; and”

ARTICLE IV
REMEDIES

Section 4.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by replacing clause (2) thereof with the following:

“(2) default in the payment of the principal of (or premium, if any) any Note when it becomes due and payable at its Maturity; or”

Section 4.02. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 5.01 of the Base Indenture shall be amended by adding the following clause (9):

“(9) acceleration of the Company’s or any of its Significant Subsidiaries’ indebtedness for money borrowed in aggregate principal amount of $100 million or more so that it becomes due and payable, if such acceleration is not rescinded within 30 days after notice to the Company by the Trustee or to the Company by holders of at least 25% of the principal amount of the 2029 Notes then outstanding.”

Section 4.03. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 5.02 of the Base Indenture shall be amended by replacing the first paragraph thereof with the following:

“If an Event of Default (other than an Event of Default under Section 5.01(5) or Section 5.01(6)) with respect to the 2029 Notes at the time Outstanding occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding 2029 Notes may (and the Trustee shall at the request of such Holders) declare the principal of all the 2029 Notes to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal or specified portion thereof shall become immediately due and payable. If an Event of Default under Section 5.01(5) or Section 5.01(6) occurs, the entire principal amount of all the 2029 Notes shall automatically become due and immediately payable.”

ARTICLE V
COVENANTS

Section 5.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Article X of the Base Indenture shall be amended by adding the following new Sections 10.08, 10.09 and 10.09 thereto, each as set forth below:

“Section 10.07 Section 18(a)(1)(A) of the Investment Company Act.

The Company hereby agrees that for the period of time during which 2029 Notes are Outstanding, the Company will not violate, whether or not it is subject to, Section 18(a)(1)(A) as modified by Section 61(a)(2) of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company is subject to such provisions of the Investment Company Act, after giving effect, in either case, to any exemptive relief granted to the Company by the Commission.”

“Section 10.08 Section 18(a)(1)(B) of the Investment Company Act.

The Company hereby agrees that for the period of time during which 2029 Notes are Outstanding, the Company will not violate Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act, whether or not the Company is subject to such provisions of the Investment Company Act, and after giving effect to (i) any exemptive relief granted to the Company by the Commission and (ii) any no-action relief granted by the Commission to another business development company or to the Company if it determines to seek such similar no-action or other relief), except that the Company may declare a cash dividend or distribution, notwithstanding the prohibition contained in Section 18(a)(1)(B) as modified by Sections 61(a)(1) and (2) and the definitional provisions of the Investment Company Act, but only up to such amount as is necessary in order for the Company to maintain its status as a regulated investment company under Subchapter M of the Code; provided, however, that the prohibition in this Section 10.09 shall not apply until such time as the Company’s asset coverage has been below the minimum asset coverage required pursuant to Section 18(a)(1)(B) as modified by Section 61(a)(2) and the definitional provisions of the Investment Company Act or any successor provisions thereto of the Investment Company Act (after giving effect to any exemptive relief granted to the Company by the Commission) for more than six (6) consecutive months.”

“Section 10.09 Commission Reports and Reports to Holders.

If, at any time, the Company is not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act to file any periodic reports with the Commission, the Company agrees to furnish to the Holders of 2029 Notes and the Trustee for the period of time during which the 2029 Notes are Outstanding: (i) within 90 days after the end of the each fiscal year of the Company, audited annual consolidated financial statements of the Company and (ii) within 45 days after the end of each fiscal quarter of the Company (other than the Company’s fourth fiscal quarter), unaudited interim consolidated financial statements of the Company. All such financial statements shall be prepared, in all material respects, in accordance with GAAP.”

ARTICLE VI
DEFEASANCE

Section 6.01. Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 14.04 of the Base Indenture shall be amended by adding the following clause (h):

“(h) In the case of an election under Section 14.02, in addition to the amounts deposited for the benefit of the Holders pursuant to clause (a) of this Section 14.04, the Company shall have irrevocably deposited or caused to be irrevocably deposited with the Trustee all amounts then due to the Trustee under the Indenture.”

ARTICLE VII
MEETINGS OF HOLDERS OF SECURITIES

Section 7.01 Except as may be provided in a Future Supplemental Indenture, for the benefit of the Holders of the 2029 Notes but no other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding, Section 15.05 of the Base Indenture shall be amended by replacing clause (c) thereof with the following:

“(c) At any meeting of Holders, each Holder of a 2029 Note or proxy shall be entitled to one vote for each $25.00 principal amount of the Outstanding Securities of such series held or represented by such Holder; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote, except as a Holder of a Security of such series or proxy.”

ARTICLE VIII
MISCELLANEOUS

Section 8.01. This First Supplemental Indenture and the 2029 Notes shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. This First Supplemental Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of the Indenture and shall, to the extent applicable, be governed by such provisions.

Section 8.02. Except as may be provided in a Future Supplemental Indenture, Article VI of the Base Indenture shall be amended by adding the following Section 6.13:

“Section 6.13 Trustee’s Cooperation.

So long as the outstanding 2029 Notes are registered in the name of Cede & Co. or its registered assigns, the Trustee shall cooperate with Cede & Co., as sole registered Owner, and its registered assigns in effecting payment of the principal of, Redemption Price and interest on the 2029 Notes by arranging for payment in such manner that funds for such payments are properly identified and are made immediately available on the date they are due. The Company acknowledges that in order for the Trustee to make funds for such payments immediately available to the Depository on the date they are due, the Company shall ensure the funds for such payments are remitted and made immediately available to the Trustee, no later than 10:00 a.m. Eastern Time on the date they are due to Cede & Co. in order for the Trustee to conform to the payment guidelines of the Depository. Funds for such payments received by the Trustee after 10:00 a.m. Eastern Time on the date they are due to Cede & Co. may not be assured of timely payment and detail payment notification to the Depository for subsequent allocation to the noteholders.”

Section 8.03. In case any provision in this First Supplemental Indenture or in the 2029 Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 8.04. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same First Supplemental Indenture. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, .pdf transmission, email or other electronic means shall constitute effective execution and delivery of this First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, .pdf transmission, email or other electronic means shall be deemed to be their original signatures for all purposes. All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee by the authorized representative), in English. The Company agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties. The Trustee shall have no liability for relying on such digital signatures or electronic methods.

Section 8.05. The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument with respect to the 2029 Notes. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Base Indenture with respect to the 2029 Notes, unless not permitted by law. The Trustee accepts the trusts created by the Base Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Base Indenture, as supplemented by this First Supplemental Indenture. All rights, protections, privileges, indemnities, immunities and benefits granted or afforded to the Trustee under the Base Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee in each of its capacities hereunder.

Section 8.06. The provisions of this First Supplemental Indenture shall become effective as of the date hereof.

Section 8.07. Notwithstanding anything else to the contrary herein, the terms and provisions of this First Supplemental Indenture shall apply only to the 2029 Notes and shall not apply to any other series of Securities under the Base Indenture, and this First Supplemental Indenture shall not and does not otherwise affect, modify, alter, supplement or change the terms and provisions of any other series of Securities under the Base Indenture, whether now or hereafter issued and Outstanding.

Section 8.08. The recitals contained herein and in the 2029 Notes, except the Trustee’s certificate of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture, the 2029 Notes or any Additional Notes, except that the Trustee represents that it is duly authorized to execute and deliver this First Supplemental Indenture, authenticate the 2029 Notes and any Additional Notes and perform its obligations hereunder. The Trustee shall not be accountable for the use or application by the Company of the 2029 Notes or any Additional Notes or the proceeds thereof.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

CĪON INVESTMENT CORPORATION

By:	/s/ Keith Franz
Name:	Keith Franz
Title:	Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/Glen A. Fougere
Name:	Glen A. Fougere
Title:	Vice President

[Signature page to First Supplemental Indenture]

Exhibit A - Form of Global Note

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITORY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

CĪON Investment Corporation

No.	$
CUSIP No. 17259U 303
ISIN No. US17259U3032

7.50% Notes due 2029

CĪON Investment Corporation, a corporation duly organized and existing under the laws of Maryland (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ____________________(U.S. $_______________) on December 30, 2029, and to pay interest thereon from October 3, 2024 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, quarterly on March 30, June 30, September 30 and December 30 in each year, commencing December 30, 2024 (provided, that if an Interest Payment Date falls on a day that is not a Business Day, then the applicable interest payment shall be made on the next succeeding Business Day and no additional interest shall accrue as a result of such delayed payment), at the rate of 7.50% per annum, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in such Indenture, be paid to the Person in whose name this Security is registered at the close of business on the Regular Record Date for such interest, which shall be March 15, June 15, September 15 or December 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. This Security may be issued as part of a series.

Payment of the principal of (and premium, if any) and any such interest on this Security shall be made at the Corporate Trust Office of the Trustee in St. Paul, Minnesota in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

CĪON Investment Corporation

By:
	Name:	Keith Franz
	Title:	Chief Financial Officer

Attest

By:
Name:	Eric A. Pinero
Title:	Chief Legal Officer

[Signature Page to Global Note]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Signature Page to Global Note]

CĪON Investment Corporation
7.50% Notes due 2029

This Security is one of a duly authorized issue of Senior Securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 3, 2024 (herein called the “Base Indenture”), between the Company and U.S. Bank Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Base Indenture), and reference is hereby made to the Base Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered, as supplemented by the First Supplemental Indenture, dated as of October 3, 2024, by and between the Company and the Trustee (herein called the “First Supplemental Indenture”; the First Supplemental Indenture and the Base Indenture collectively are herein called the “Indenture”). In the event of any conflict between the Base Indenture and the First Supplemental Indenture, the First Supplemental Indenture shall govern and control.

This Security is one of the series designated on the face hereof, initially limited in aggregate principal amount to $150,000,000 (or up to $172,500,000 aggregate principal amount if the underwriters’ overallotment option to purchase additional Notes is exercised in full). Under a Board Resolution, Officers’ Certificate pursuant to Board Resolutions or an indenture supplement, the Company may from time to time, without the consent of the Holders of Securities, issue additional Securities of this series (in any such case “Additional Securities”) having the same ranking and the same interest rate, maturity and other terms as the Securities. Any Additional Securities and the existing Securities will constitute a single series under the Indenture and all references to the relevant Securities herein shall include the Additional Securities unless the context otherwise requires. The aggregate amount of outstanding Securities represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions.

The Securities of this series are subject to redemption in whole or in part at any time or from time to time, at the option of the Company, on or after December 30, 2026, at a redemption price of $25 per Security plus accrued and unpaid interest payments otherwise payable for the then-current quarterly interest period accrued to, but excluding, the date fixed for redemption.

Notice of redemption shall be given in writing and mailed, first-class postage prepaid or by overnight courier guaranteeing next-day delivery, to each Holder of the Securities to be redeemed, not less than thirty (30) nor more than sixty (60) days prior to the Redemption Date, at the Holder’s address appearing in the Security Register. All notices of redemption shall contain the information set forth in Section 11.04 of the Base Indenture.

Any exercise of the Company’s option to redeem the Securities shall be done in compliance with the Investment Company Act, and the rules, regulations and interpretations promulgated thereunder, to the extent applicable.

If the Company elects to redeem only a portion of the Securities, the Trustee shall determine the method for selecting the particular Securities to be redeemed, in accordance with Section 11.03 of the Base Indenture and the Investment Company Act, and the rules and regulations promulgated thereunder, to the extent applicable. In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest shall cease to accrue on the Securities called for redemption.

Holders of Securities do not have the option to have the Securities repaid prior to December 30, 2029.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, other than an Event of Default referred to in Section 5.01(5) or Section 5.01(6) of the Indenture, with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity and/or security against the costs, expenses and liabilities to be incurred in compliance with such request, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for sixty (60) days after receipt of such notice, request and offer of indemnity and/or security. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein. If an Event of Default referred to in Section 5.01(5) or Section 5.01(6) of the Indenture has occurred, the entire principal amount of all the Securities of this series shall automatically become due and immediately payable.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company or Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Indenture and this Security shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws.